Exhibit 2.3


                CONSOLIDATED, AMENDED AND RESTATED MORTGAGE NOTE


US $100,000,000.00                                             December 31, 1997
                                                              New York, New York


          FOR VALUE RECEIVED, 810 7th AVENUE, L.P., a New York limited partnership, having an address c/o Tower Realty Trust, Inc., 292 Madison Avenue, 3rd floor, New York, New York 10017 ("Maker"), promises to pay to the order of CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, a Delaware limited liability company, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, "Holder"), the principal sum of ONE HUNDRED MILLION AND 00/100 DOLLARS (US $100,000,000.00), in lawful money of the United States of America, or so much thereof as may be advanced by Holder pursuant to the terms of that certain Loan Agreement of even date herewith by and between Maker and Holder (as from time to time amended in accordance with the terms thereof and in effect, the "Loan Agreement"; all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement), on the dates provided in the Loan Agreement, together with all other amounts payable to Holder hereunder and under any of the other Loan Documents.

          Maker further agrees to pay to Holder interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates and at the times set forth in the Loan Agreement. Principal and interest shall be payable on the dates and in the manner provided in the Loan Agreement with all unpaid amounts of principal and interest due on the day which is the earlier to occur of (i) June 30, 1998, as the same may be extended pursuant to Section 2.2.2 of the Loan Agreement or (ii) the date on which payment of the Loan shall have been accelerated pursuant to
Section 5.2 of the Loan Agreement.

          This Consolidated, Amended and Restated Mortgage Note (i) consolidates, amends and restates the Existing Notes (as defined in the Mortgage) in their entirety, (ii) does not create any new or additional indebtedness, but evidences the same indebtedness evidenced by the Existing Notes, (iii) is the Note referred to in the Loan Agreement and is entitled to the benefits thereof and (iv) is secured as provided in the Loan Agreement and is subject to optional and mandatory prepayment in whole or in part as provided therein.

          The terms, covenants, agreements, rights, obligations and conditions contained in this Consolidated, Amended and Restated Mortgage Note supersede and control the terms, covenants, agreements, rights, obligations and conditions contained in the Existing Notes, it being agreed that the consolidation, amendment and restatement of the Existing Notes hereby shall not impair the indebtedness evidenced by the Existing Notes.

          After the occurrence of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Consolidated, Amended and Restated Mortgage Note may be declared to be immediately due and payable, all as provided in the Loan Agreement and the other Loan Documents.

          Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Consolidated, Amended and Restated Mortgage Note.

          The provisions of Section 6.20 of the Loan Agreement are hereby incorporated by reference herein.

          THE PLACE OF NEGOTIATION, EXECUTION AND DELIVERY OF THIS CONSOLIDATED, AMENDED AND RESTATED MORTGAGE NOTE IS THE STATE OF NEW YORK. THIS CONSOLIDATED, AMENDED AND RESTATED MORTGAGE NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. IT IS THE INTENT OF MAKER THAT THE PROVISIONS OF SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS CONSOLIDATED, AMENDED AND RESTATED MORTGAGE NOTE.

          IN WITNESS WHEREOF, Maker has executed and delivered this Consolidated, Amended and Restated Mortgage Note or caused the same to be executed and delivered by its duly authorized representative as of the date first above written.


                                  810 7th AVENUE, L.P.,
                                  a New York limited partnership


                                  By:  810 7th AVENUE GP LLC,
                                       a Delaware limited liability company,
                                       its General Partner


                                       By:  Tower QRS No. 5 Corp.,
                                            a Delaware corporation, its
                                            Managing Member


                                            By: /s/ Lawrence H. Feldman
                                               ----------------------------
                                               Name:  Lawrence H. Feldman
                                               Title: President

STATE OF NEW YORK          )
                           )   ss.:
COUNTY OF NEW YORK         )


          On the 31st day of December, 1997, before me personally came Lawrence Feldman to me known, and who, being duly sworn, did depose and say that he resides at 292 Madison Avenue, 3rd Floor, NYC; that he is the President of Tower QRS NO. 5 Corp., a Delaware corporation, the Managing Member of 810 7th Avenue GP LLC, a Delaware limited liability company, the General Partner of 810 7th Avenue, L.P., a New York limited partnership, the limited partnership described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of Tower QRS NO. 5 Corp., as Managing Member of, and as the act and deed of, said 810 7th Avenue GP LLC, as the General Partner of, and as the act and deed of 810 7th Avenue, L.P. for the uses and purposes therein mentioned.


                                              /s/ Jason R. Goldstein
                                             -----------------------------
                                                    Notary Public
                                                [Notary Public Stamp]